Release:	IMMEDIATE
Contact:	Kathryn J. Chieger
Vice President - Corporate and Investor Relations
Phone:	(847) 735-4612

BRUNSWICK COMPLETES SALE
OF MARINEMAX STOCK

LAKE FOREST, Ill., Feb. 23, 2005 - Brunswick Corporation (NYSE: BC) said today that it had completed the previously announced sale of its 1,861,200 shares of MarineMax, Inc. (NYSE: HZO) common stock. The sale was made pursuant to a registered public offering by MarineMax.
Proceeds from the stock sale totaled approximately $57.6 million pre tax, net of $3.4 million of selling expenses. The company said it would record a pre-tax gain on the sale estimated at $39 million in the first quarter of 2005. The after-tax gain of approximately $32 million, or $0.32 per diluted share, reflects the benefit from applying tax loss carry forwards to the transaction. The company added that it currently intends to use the estimated $52 million of net cash proceeds for general corporate purposes, including possible acquisitions.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman marine and GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian, Sealine, Bermuda, Ornvik, Quicksilver, Savage and Uttern pleasure boats; Baja high-performance boats; Arvor, Boston Whaler, Palmetto, Sea Boss, Sea Pro and Trophy offshore fishing boats; Crestliner, Lowe, Lund and Princecraft aluminum fishing, deck and pontoon boats; Attwood marine parts and accessories; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.